Exhibit 99.1

Aldeyra Therapeutics, Inc. Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

LEXINGTON, Mass., February 17, 2017 – Aldeyra Therapeutics, Inc. (Nasdaq:ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to aldehydes, today announced the closing of its previously announced underwritten public offering. Aldeyra sold 2,555,555 shares of its common stock, including 333,333 shares sold in connection with the exercise in full by the underwriters of their option to purchase additional shares. The net proceeds of the offering, including the full exercise of the option, were approximately $10.5 million, after deducting the underwriting discounts and commissions and the other estimated offering expenses payable by Aldeyra.

Stifel and Canaccord Genuity acted as joint book-running managers and Laidlaw & Company (UK) Ltd. acted as the lead manager for the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on September 1, 2015. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on February 14, 2017 and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to these securities may also be obtained by sending a request to: Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling (415) 364-2500, or by email at syndprospectus@stifel.com; or by contacting Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

About Aldeyra Therapeutics, Inc.

Aldeyra Therapeutics, Inc. is a biotechnology company devoted to improving lives by inventing, developing and commercializing products that treat diseases thought to be related to endogenous aldehydes, a naturally occurring class of pro-inflammatory and toxic molecules. Aldeyra’s lead product candidate, ADX-102, is an aldehyde trap in development for ocular inflammation, as well as for Sjögren-Larsson Syndrome and Succinic Semi-Aldehyde Dehydrogenase Deficiency, two inborn errors of aldehyde metabolism. Aldeyra’s product candidates have not been approved for sale in the U.S. or elsewhere.

CONTACT:

Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

Chris Brinzey

Westwicke Partners

Tel: +1 339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Cammy Duong

MacDougall Biomedical Communications

Tel: +1 781-591-3443

cduong@macbiocom.com

Source: Aldeyra Therapeutics, Inc.